Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
FREYR BATTERY, INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

FREYR Battery, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Article FIRST of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

FIRST: The name of the corporation is T1 Energy Inc. (hereinafter the “Corporation”).

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD: This Certificate of Amendment shall become effective at 12:01 am Eastern Time on February 19, 2025.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this 18th day of February, 2025.

FREYR BATTERY, INC.

By:	/s/ Daniel Barcelo
Name:	Daniel Barcelo
Title:	Chief Executive Officer